The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$ 237,973
Class B	$ 3,921
Class C	$ 9,142
Class F1	$ 36,934
Class F2	$ 9
Total	$ 287,979
Class R-5	$ 4,797
Total	$292,776

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$ 0.5046
Class B	$ 0.4131
Class C	$ 0.4069
Class F1	$ 0.4948
Class F2	$ 0.0414
Class R-5	$ 0.5255

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	525,255
Class B	9,453
Class C	26,041
Class F1	84,842
Class F2	256
Total	645,847
Class R-5	9,787
Total	655,634

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$ 12.03
Class B	$ 12.03
Class C	$ 12.03
Class F1	$ 12.03
Class F2	$ 12.03
Class R-5	$ 12.03